Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), entered into as of September 9, 2026, by and among ONEOK, Inc., an Oklahoma corporation (“Company”), Falcon TopCo, Inc., an Oklahoma corporation (“New Parent”) and a direct, wholly owned subsidiary of Company, and Falcon Merger Sub, L.L.C., an Oklahoma limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of New Parent. Company, New Parent and Merger Sub are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof, Company has the authority to issue 1,300,000,000 shares, consisting of: (i) 1,200,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which 630,408,348 shares were issued and outstanding as of August 31, 2026; and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which no shares are issued and outstanding;

WHEREAS, as of the Effective Time (as defined below), New Parent will have the authority to issue 1,300,000,000 shares, consisting of: (i) 1,200,000,000 shares of common stock, par value $0.01 per share (the “New Parent Common Stock”); and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “New Parent Preferred Stock”);

WHEREAS, as of the date hereof, Merger Sub has issued 100 units representing limited liability company membership interests, which represents all of Merger Sub’s issued and outstanding equity, to New Parent;

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the New Parent Common Stock and New Parent Preferred Stock will be the same as those of Company Common Stock and Company Preferred Stock, respectively;

WHEREAS, New Parent is a newly formed corporation organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, owns no assets (other than New Parent’s ownership of Merger Sub and nominal capital) and has taken no actions other than those necessary or advisable to organize as a corporation and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, Merger Sub is a newly formed limited liability company organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, owns no assets (other than nominal capital) and has taken no actions other than those necessary or advisable to organize as a limited liability company and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, Company desires to reorganize into a holding company structure pursuant to Section 1081.G. of the Oklahoma General Corporation Act (the “OGCA”), under which New Parent would become a holding company, by the merger of the Company with and into Merger Sub, and with each share of Company Common Stock and Company Preferred Stock being converted in the Merger (as defined below) into a share of New Parent Common Stock and New Parent Preferred Stock, respectively;

WHEREAS, in connection with the Merger, Company and New Parent will enter into an Assignment and Assumption Agreement (as defined below), pursuant to which, among other things, Company will, immediately prior to the Effective Time, transfer to New Parent, and New Parent will assume, sponsorship of all of Company’s Equity Plans (as defined below) and the ONEOK, Inc. Deferred Compensation Plan for Non-Employee Directors (the “DC Plan”) and all of Company’s rights and obligations thereunder;

WHEREAS, the boards of directors of Company and of New Parent have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the sole member of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger; and

WHEREAS, for U.S. federal income tax purposes, the Parties intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and any similar provision under state or local law, and (ii) this Agreement will be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Company, New Parent and Merger Sub hereby agree as follows:

1. The Merger. In accordance with Section 1081.G. of the OGCA and Section 2054 of the Oklahoma Limited Liability Company Act (the “Oklahoma LLC Act”) and subject to, and upon the terms and conditions of, this Agreement, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of Company shall cease, and Merger Sub shall continue as the surviving limited liability company of the Merger (the “Surviving Entity”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, in Section 1081.G. of the OGCA and in Section 2054 of the Oklahoma LLC Act.

2. The Effective Time. As soon as practicable on or after the date hereof, the Surviving Entity shall file articles of merger executed in accordance with the relevant provisions of the OGCA and the Oklahoma LLC Act (the “Articles of Merger”), in the form attached hereto as Exhibit A with the Secretary of State of the State of Oklahoma (the “Secretary of State”). The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State or at such later date and time as the Parties shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. Surviving Entity Articles of Organization. From and after the Effective Time, the articles of organization of the Surviving Entity shall be amended and restated in the Merger by filing the Articles of Merger with the Secretary of the State, and as so amended and restated, shall be the articles of organization of the Surviving Entity (the “Surviving Entity Charter”) until thereafter amended as provided therein or by the Oklahoma LLC Act.

4. Surviving Entity Limited Liability Company Agreement. From and after the Effective Time, the Limited Liability Company Agreement of the Surviving Entity shall be amended and restated in the Merger in the form attached hereto as Exhibit B and, as so amended and restated, shall constitute the limited liability company agreement of the Surviving Entity (the “Surviving Entity LLC Agreement”) until thereafter amended as provided therein or by applicable law.

5. New Parent Certificate of Incorporation. From and after the Effective Time, the certificate of incorporation of New Parent shall be amended and restated in the Merger in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit C (the “New Parent Charter”), which will be in effect from and after the Effective Time and contain provisions identical to the Amended Certificate of Incorporation of the Company in effect immediately before the Effective Time, other than as permitted by Section 1081.G. of the OGCA.

6. New Parent By-laws. From and after the Effective Time, the bylaws of New Parent will be amended and restated in the Merger in the form of the By-laws attached hereto as Exhibit D (the “New Parent By-laws”), which will be in effect from and after the Effective Time and contain provisions identical to the Amended and Restated By-laws of the Company in effect immediately before the Effective Time, other than as permitted by Section 1081.G. of the OGCA.

7. Managers and Directors.

(a) Surviving Entity. The managers of Merger Sub in office immediately prior to the Effective Time shall be the managers of the Surviving Entity upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Entity Charter and the Surviving Entity LLC Agreement, or as otherwise provided by law.

(b) New Parent. Prior to the Effective Time, Company, as sole stockholder of New Parent, and New Parent, shall take all action necessary to elect as directors of New Parent effective as of the Effective Time the persons who are the directors of Company immediately prior to the Effective Time, each to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the New Parent Charter and New Parent By-laws, or as otherwise provided by law.

8. New Parent. The officers of New Parent in office immediately prior to the Effective Time will continue to hold the same offices from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the New Parent Charter and New Parent By-laws, or as otherwise provided by law.

9. Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

10. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of New Parent, Merger Sub, Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (or fraction of any such share) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share (or equal fraction of a share) of New Parent Common Stock.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock, held in Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share (or equal fraction of a share) of New Parent Common Stock, to be held immediately after completion of the Merger in the treasury of New Parent.

(c) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 10, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, respectively, except, in all cases, as set forth in Section 11 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of New Parent Common Stock.

11. Certificates. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of New Parent Common Stock, as applicable, into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of New Parent and its transfer agent. At and after the Effective Time, the shares of New Parent Common Stock shall be uncertificated; provided, that, any shares of New Parent Common Stock that are represented by outstanding certificates of Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to New Parent at its registered office in the State of Oklahoma, its principal place of business, or an officer or agent of New Parent having custody of books and records of New Parent, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of New Parent Common Stock, New Parent shall (i) issue to such holder the applicable uncertificated shares of New Parent Common Stock by registering such shares in New Parent’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 1032 and 1055 of the OGCA. If any certificate that prior to the Effective Time represented shares of Company Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to New Parent, in form and substance reasonably satisfactory to New Parent, against any claim that may be made against it with respect to such certificate, New Parent shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of New Parent Common Stock in accordance with the procedures set forth in the preceding sentence.

12. Assumption of Plans and Awards. At the Effective Time, pursuant to this Agreement, New Parent and Company agree that they will have executed, acknowledged and delivered an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which, immediately prior to the Effective Time, Company will transfer to New Parent, and New Parent will (i) assume sponsorship of all of Company’s Equity Plans, along with all of Company’s rights and obligations under the Equity Plans, and (ii) assume sponsorship of the DC Plan, along with all of Company’s rights and obligations under the DC Plan (the “Plan Transfer”). In connection therewith, Company, as sole stockholder of New Parent, will approve the adoption of the Equity Plans and the DC Plan by New Parent.

Immediately prior to the Effective Time, pursuant to this Agreement and the Assignment and Assumption Agreement, Company will transfer to New Parent, and New Parent will assume the Equity Plans, the DC Plan and Company’s rights and obligations with respect to (i) each right to acquire or vest in a share of Company Common Stock pursuant to awards of restricted units (each, a “Restricted Unit” and collectively, the “Restricted Units”) and pursuant to awards of performance units and deferred performance units (each, a “Performance Unit” and collectively, the “Performance Units”) under the Equity Plans, (ii) each right to acquire a share of Company Common Stock pursuant to phantom stock units credited under the DC Plan (each, a “Phantom Stock Unit” and collectively, the “Phantom Stock Units”), (iii) each right to purchase a share of Company Common Stock under the ONEOK, Inc. Employee Stock Purchase Plan (each, an “ESPP Right” and collectively, the “ESPP Rights”), and (iv) rights to receive a share of Company Common Stock under the ONEOK, Inc. 2025 Employee Stock Award Program (each, an “ESAP Right” and collectively, the “ESAP Rights” and collectively with the Restricted Units, Performance Units, Phantom Stock Units and ESPP Rights, collectively, the “Awards”) issued under the Equity Plans that is outstanding and unexercised, unvested or not yet paid immediately prior to the Effective Time, which Awards shall be converted into an ESPP Right, an ESAP Right, a Restricted Unit, a Performance Unit or a Phantom Stock Unit pursuant to which the holder may acquire a share of New Parent Common Stock (or the cash equivalent, as applicable) with the same rights and privileges relative to New Parent that such ESPP Right, ESAP Right, Restricted Unit, Performance Unit or Phantom Stock Unit had relative to Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for ESPP Rights at a purchase price determined in accordance with the terms of the ONEOK, Inc. Employee Stock Purchase Plan. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the plans listed on Exhibit E and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards. Company and New Parent agree that the Merger does not constitute a “Change in Control” (or any similar term) under the Equity Plans or the DC Plan.

13. New Parent Shares. Prior to the Effective Time, Company and New Parent shall take any and all actions as are necessary to ensure that each share of New Parent Common Stock that is owned by Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

14. Reservation of Shares. At or prior to the Effective Time, New Parent will reserve sufficient authorized but unissued shares of New Parent Common Stock to provide for the issuance of New Parent Common Stock upon the exercise, vesting or settlement of all outstanding Awards and for future awards under the Equity Plans.

15. New York Stock Exchange Listing. Prior to the Effective Time, the New Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange, to the extent such approval is required.

16. No Appraisal Rights. In accordance with the OGCA, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

17. Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the mutual written consent of the Parties. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither Company, New Parent, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

18. Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the mutual written consent of the Parties; provided , however , that, no amendment shall be effected subsequent to the adoption of this Agreement that by law requires further approval or authorization by the sole member of Merger Sub or the stockholders of Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.

19. Tax Treatment. The Parties intend for the Merger be treated as an integrated transaction qualifying as a reorganization under Section 368(a)(1)(F) of the Code (and any similar provision under state or local law). The Parties agree that this Agreement constitutes and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

22. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

23. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Company, New Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ONEOK, INC., an Oklahoma corporation

By:	/s/ Sarah M. Rechter
Sarah M. Rechter
Vice President, Deputy General Counsel and Corporate Secretary

FALCON TOPCO, INC., an Oklahoma corporation

By:	/s/ Sarah M. Rechter
Sarah M. Rechter
Vice President, Deputy General Counsel and Corporate Secretary

FALCON MERGER SUB, L.L.C., an Oklahoma limited liability company

By:	/s/ Sarah M. Rechter
Sarah M. Rechter
Vice President, Deputy General Counsel and Corporate Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

(Articles of Merger)

Exhibit B

(Limited Liability Company Agreement)

Exhibit C

(New Parent Charter)

Exhibit D

(New Parent By-laws)

Exhibit E

(Equity Plans)